Exhibit 10.20

                                 PROMISSORY NOTE

1. For value received, Imperial Petroleum Recovery Corporation ("IPRC") by this promissory note ("Note") hereby unconditionally promises to pay to the order of Agribiofuels, LLC ("ABF") or its successor(s) or assign(s), the principal sum of five hundred thousand dollars as hereinafter provided and to pay interest on the principal balance as hereinafter provided at the rate of 8% per annum. Interest shall be calculated for actual days elapsed from February 24, 2006 (the "Loan Date") (as of the loan date IPRC has borrowed $275,000 but will borrow the remaining $225,000 over the remaining calendar year of 2006) and shall accrue until payment is due as specified herein.

2. The Principal and all Accrued Interest shall be paid on {insert date here}, 3 years after the Loan Date. Alternatively, IPRC may elect to make payments on the note by waiving payment from ABF to IPRC of the technology fees due to IPRC under the management agreement between IPRC and ABF dated August 1st, 2005. Such payments shall be treated as a prepayment as specified in Section 8 of this Note.

3. All principal and interest payable under this Note are payable in lawful money of the United States of America in immediately available funds without deduction for or on account of any present or future taxes, duties, or other charges levied or imposed on this Note or the proceeds or holder hereof.

4. No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note, nor shall any waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion. No waiver shall be effective unless in writing and signed by the holder.

5. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

6. For any legal action or proceeding with respect to this Note, IPRC hereby expressly authorizes any action brought upon the enforcement of this Note by ABF, or its successor or assignee to be instituted and prosecuted in any Texas court in Harris County.

7. In the event that any amount of the principal hereof or interest on this Note is not paid when due, IPRC, to the extent permitted by applicable law, shall pay on demand interest on such unpaid amount from the date such amount was due to the date such amount is paid in full at the rate of 8% per annum. Each payment hereunder shall be credited first to late interest then due and payable, then to ordinary interest then due and payable, and the remainder thereof, if any, to the unpaid principal balance of this Note.

8. IPRC shall have the right, at any time or from time to time, to prepay all or any part of the principal hereof, provided any accrued interest on the amount prepaid is also paid, and any such prepayment shall be applied to the remaining principal without penalty.

9. IPRC agrees to pay all reasonable costs of collection, including reasonable attorneys' fees (inclusive of any appellate or bankruptcy proceedings) in case any payment of principal or interest is not paid by the due date thereof, whether suit is brought or not.




Imperial Petroleum Recovery Corporation





By: /s/ Alan B. Springer
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Name: Alan B. Springer
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Title: CEO
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Date: Feb. 23, 2006
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